Exhibit 99.1

SiriusXM Reports Second Quarter 2011 Results

•	Subscribers Exceed 21 Million, an All-Time High
•	Record Revenue of $744 Million, Up 6% Over Second Quarter 2010
•	Record Adjusted EBITDA of $185 Million, Up 20% Over Second Quarter 2010
•	Company Raises Guidance; 1.6 Million Net Subscriber Additions and Free Cash Flow Approaching $400 Million Expected in 2011

NEW YORK – August 2, 2011 – Sirius XM Radio (NASDAQ: SIRI) today announced second quarter 2011 results, including revenue of $744 million, up 6% over second quarter 2010 revenue of $700 million, and adjusted EBITDA of $185 million, up 20% from $154 million in the second quarter of 2010.

“Our results in the second quarter were strong, and we are proud of our record levels of subscribers, revenue, and adjusted EBITDA and growth in free cash flow. Despite a dip in the seasonal rate of auto sales in the second quarter, SiriusXM continues to perform well, and we are pleased to raise our subscriber guidance and, for the second time this year, our free cash flow guidance,” said Mel Karmazin, Chief Executive Officer, SiriusXM.

Highlights from the quarter include:

•

Subscriber growth continues. Auto sales growth and higher OEM penetration year-over-year drove ending subscribers as of June 30, 2011 to 21,016,175, up 8% from the 19,527,448 subscribers reported as of June 30, 2010. Self-pay net additions in the second quarter of 2011 were 362,663, up 19% from 304,043 in the second quarter of 2010.

•	Churn stable. Average self-pay monthly churn was 1.9% in the second quarter 2011, compared to 2.0% in the first quarter 2011 and 1.8% in the second quarter of 2010.
•	SAC improves. Subscriber acquisition cost (SAC) per gross subscriber addition was $54 in the second quarter of 2011, an 8% improvement from the $59 reported in the second quarter of 2010.

“Demand for satellite radio continues to grow, with gross additions reaching the highest level of any quarter since the merger of Sirius and XM. Our all-time high OEM penetration rate is a reflection of the automakers’ satisfaction and their commitment to offer our service to their customers,” said Karmazin. “We intend to drive future growth through innovations to our satellite and internet platforms, with the goal of better delivering our unparalleled content to our valued customers. We’re also excited to launch a variety of additional new music and talk channels later this year.”

Free cash flow in the second quarter of 2011 was $165 million, a 53% improvement from the $108 million reported in the second quarter 2010. These improvements were driven by cash received from the Canada Merger, a decline in satellite capital expenditures, and improved adjusted EBITDA. Net income in the second quarters of 2011 and 2010 was $173 million and $15 million, respectively, or $0.03 and $0.00 per diluted share, respectively.

“We ended the second quarter with $528 million of cash and cash equivalents after using approximately $75 million to repurchase debt in the second quarter,” said David Frear, SiriusXM’s Executive Vice President and Chief Financial Officer. “We continue to make steady progress toward reaching our leverage target. Our net debt to adjusted EBITDA declined to 3.7x at the end of the second quarter of 2011 from 5.2x at the end of the second quarter of 2010. The company is examining ways to start efficiently returning capital to shareholders beginning in 2012,” added Frear.

The discussion of adjusted EBITDA excludes the effects of stock-based compensation and certain purchase price accounting adjustments. A reconciliation of non-GAAP items to their nearest GAAP equivalent is contained in the financial supplements included with this release.

2011 GUIDANCE

“With the excellent subscriber performance recorded in the first half of 2011, we are now confident that we will exceed our previously announced 1.4 million net subscriber addition guidance for 2011. Today we are raising our full-year guidance to a projected 1.6 million net subscriber additions,” added Karmazin. “After a strong first half, we now expect free cash flow in 2011 will approach $400 million, up from our prior guidance of approaching $350 million.”

In 2011, the company continues to expect full-year revenue of approximately $3 billion. SiriusXM’s adjusted EBITDA projection remains at approximately $715 million. Full year self-pay churn and conversion rates for 2011 should be broadly similar to those seen in 2010.

SECOND QUARTER 2011 RESULTS

          Subscriber Data.

          The following table contains actual subscriber data for the three and six months ended June 30, 2011 and 2010, respectively:

	Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2011	2010	2011	2010

Beginning subscribers	20,564,028	18,944,199	20,190,964	18,772,758
Gross subscriber additions	2,179,348	2,020,507	4,231,715	3,741,355
Deactivated subscribers	(1,727,201)	(1,437,258)	(3,406,504)	(2,986,665)

Net additions	452,147	583,249	825,211	754,690

Ending subscribers	21,016,175	19,527,448	21,016,175	19,527,448

Self-pay	17,170,306	16,077,714	17,170,306	16,077,714
Paid promotional	3,845,869	3,449,734	3,845,869	3,449,734

Ending subscribers	21,016,175	19,527,448	21,016,175	19,527,448

Self-pay	362,663	304,043	483,507	373,782
Paid promotional	89,484	279,206	341,704	380,908

Net additions	452,147	583,249	825,211	754,690

Daily weighted average number of subscribers	20,715,630	19,139,926	20,475,720	18,962,580

Average self-pay monthly churn (1)	1.9%	1.8%	1.9%	1.9%

Conversion rate (2)	45.2%	46.7%	44.9%	45.9%

See accompanying footnotes.

          Subscribers. The improvement in the three months ended June 30, 2011 was due to the 8% increase in gross subscriber additions, primarily resulting from an increase in U.S. light vehicle sales, new vehicle penetration and returning activations.

          Average Self-pay Monthly Churn increased in the three months ended June 30, 2011 due to changes in vehicle ownership which were offset by reductions in non-pay cancellation rates.

          Conversion Rate. The decrease in the three months ended June 30, 2011 was primarily due to the changing mix of sales among auto manufacturers.

          Metrics.

          The following table contains our key operating metrics based on our unaudited adjusted results of operations for the three and six months ended June 30, 2011 and 2010, respectively:

	Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

(in thousands, except for per subscriber amounts)	2011	2010	2011	2010

ARPU(3)	$11.53	$11.81	$11.53	$11.65
SAC, per gross subscriber addition (4)	$54	$59	$56	$59
Customer service and billing expenses, per average subscriber (5)	$1.00	$1.01	$1.04	$1.00
Free cash flow (6)	$165,433	$108,331	$148,559	$(18,872)
Adjusted total revenue (8)	$747,335	$705,560	$1,474,896	$1,376,122
Adjusted EBITDA (7)	$185,094	$154,313	$366,454	$312,070

See accompanying footnotes.

          ARPU decreased in the three months ended June 30, 2011 by $0.28, primarily as a result of an increase in subscriber retention programs, the number of subscribers on OEM paid promotional plans and the decrease in the U.S. Music Royalty rate, partially offset by an increase in sales of premium services, including “Best of” programming, data services and streaming.

          SAC, Per Gross Subscriber Addition, decreased in the three months ended June 30, 2011 primarily due to an 8% increase in gross subscriber additions and lower per radio subsidy rates for certain OEMs.

          Customer Service and Billing Expenses, Per Average Subscriber, decreased in the three months ended June 30, 2011 primarily due to the 8% growth in daily weighted average subscribers relative to a 7% increase in customer service and billing expenses due to higher call volume and handle time per call and personnel costs.

          Free Cash Flow increased in the three months ended June 30, 2011 principally as a result of improvements in net cash provided by operating activities and decreases in capital expenditures. Net cash provided by operating activities increased $16 million to $195 million for the three months ended June 30, 2011, compared to the $179 million provided by operations for the three months ended June 30, 2010. The increase in net cash provided by operating activities was primarily the result of improved operating performance driving higher adjusted EBITDA, cash received from the Canada merger and higher collections from subscribers and distributors. Capital expenditures for property and equipment for the three months ended June 30, 2011 decreased $30 million to $40 million, compared to $70 million for the three months ended June 30, 2010. The decrease in capital expenditures for the three months ended June 30, 2011 was primarily the result of decreased satellite construction and launch expenditures due to the launch in the fourth quarter of 2010 of our XM-5 satellite. The increase in net cash from restricted and other investment activities was driven by the return of capital resulting from the Canada merger.

          Adjusted Total Revenue. Set forth below are our adjusted total revenue for the three and six months ended June 30, 2011 and 2010, respectively. Our adjusted total revenue includes the recognition of deferred subscriber revenues acquired in the merger between SIRIUS and XM (the “Merger”) that are not recognized in our results under purchase price accounting and the elimination of the benefit in earnings from deferred revenue associated with our investment in XM Canada acquired in the Merger.

	Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

(in thousands)	2011	2010	2011	2010

Revenue:
Subscriber revenue, including effects of rebates (GAAP)	$639,642	$601,630	$1,262,080	$1,181,139
Advertising revenue, net of agency fees (GAAP)	18,227	15,797	34,785	30,323
Equipment revenue (GAAP)	17,022	18,520	32,889	32,802
Other revenue (GAAP)	69,506	63,814	138,482	119,280

Total revenue (GAAP)	744,397	699,761	1,468,236	1,363,544
Purchase price accounting adjustments:
Subscriber revenue, including effects of rebates	1,125	3,986	3,034	8,952
Other revenue	1,813	1,813	3,626	3,626

Adjusted total revenue	$747,335	$705,560	$1,474,896	$1,376,122

For the three months ended June 30, 2011, the increase in subscriber revenue was primarily attributable to an 8% increase in daily weighted average subscribers and an increase in sales of premium services, including “Best of” programming, data services and streaming. The increase in other revenue was driven by an increase in subscribers subject to the U.S. Music Royalty Fee and increased royalty revenue from Sirius Canada.

          Adjusted EBITDA. EBITDA is defined as net income (loss) before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. Adjusted EBITDA removes the impact of other income and expense, losses on extinguishment of debt as well as certain other charges, such as goodwill impairment; restructuring, impairments and related costs; certain purchase price accounting adjustments and share-based payment expense.

	Unaudited Adjusted

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2011	2010	2011	2010

Total revenue	$747,335	$705,560	$1,474,896	$1,376,122
Operating expenses:
Revenue share and royalties	147,875	134,318	284,737	257,857
Programming and content	78,226	83,931	161,499	174,402
Customer service and billing	62,284	57,763	127,772	113,340
Satellite and transmission	18,507	19,235	36,739	38,622
Cost of equipment	7,601	7,805	14,006	15,724
Subscriber acquisition costs	126,972	130,683	253,898	237,728
Sales and marketing	53,646	57,076	102,802	107,018
Engineering, design and development	12,965	9,635	22,988	19,462
General and administrative	54,165	50,801	104,001	99,899

Total operating expenses	562,241	551,247	1,108,442	1,064,052

Adjusted EBITDA	$185,094	$154,313	$366,454	$312,070

For the three months ended June 30, 2011, the increase in adjusted EBITDA was primarily due to an increase of 6%, or $42 million, in adjusted revenues, partially offset by an increase of 2%, or $11 million, in expenses included in adjusted EBITDA. The increase in adjusted revenue was primarily due to the increase in our subscriber base and by the additional subscribers subject to the U.S. Music Royalty Fee. The increase in expenses was primarily driven by higher revenue share and royalties expenses associated with growth in revenues and increased customer service and billing expenses associated with subscriber growth, partially offset by lower subscriber acquisition costs, sales and marketing expenses, and programming and content costs.

SIRIUS XM RADIO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited Actual

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

(in thousands, except per share data)	2011	2010	2011	2010

Revenue:
Subscriber revenue	$639,642	$601,630	$1,262,080	$1,181,139
Advertising revenue, net of agency fees	18,227	15,797	34,785	30,323
Equipment revenue	17,022	18,520	32,889	32,802
Other revenue	69,506	63,814	138,482	119,280

Total revenue	744,397	699,761	1,468,236	1,363,544
Operating expenses:
Cost of services:
Revenue share and royalties	116,741	107,901	223,670	206,085
Programming and content	67,399	72,019	140,358	150,452
Customer service and billing	62,592	58,414	128,429	114,625
Satellite and transmission	18,998	19,982	37,558	40,100
Cost of equipment	7,601	7,805	14,006	15,724
Subscriber acquisition costs	105,162	110,383	210,432	199,762
Sales and marketing	51,442	56,177	99,261	105,294
Engineering, design and development	13,939	11,247	25,074	22,684
General and administrative	60,479	59,166	116,831	116,746
Depreciation and amortization	67,062	69,230	135,462	139,495
Restructuring, impairments and related costs	—	1,803	—	1,803

Total operating expenses	571,415	574,127	1,131,081	1,112,770

Income from operations	172,982	125,634	337,155	250,774
Other income (expense):
Interest expense, net of amounts capitalized	(76,196)	(76,802)	(154,414)	(154,670)
Loss on extinguishment of debt and credit facilities, net	(1,212)	(31,987)	(7,206)	(34,437)
Interest and investment income (loss)	80,182	378	78,298	(2,892)
Other income (loss)	183	(485)	1,799	728

Total other income (expense)	2,957	(108,896)	(81,523)	(191,271)

Income before income taxes	175,939	16,738	255,632	59,503
Income tax expense	(2,620)	(1,466)	(4,192)	(2,633)

Net income	$173,319	$15,272	$251,440	$56,870

Net income per common share:
Basic	$0.05	$0.00	$0.07	$0.02

Diluted	$0.03	$0.00	$0.04	$0.01

Weighted average common shares outstanding:
Basic	3,744,375	3,683,595	3,739,731	3,682,750

Diluted	6,804,297	6,363,955	6,790,729	6,357,507

SIRIUS XM RADIO INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010

	(unaudited)
(in thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$528,327	$586,691
Accounts receivable, net	100,834	121,658
Receivables from distributors	81,014	67,576
Inventory, net	32,317	21,918
Prepaid expenses	156,530	134,994
Related party current assets	6,264	6,719
Deferred tax asset	54,828	44,787
Other current assets	5,167	7,432

Total current assets	965,281	991,775
Property and equipment, net	1,722,673	1,761,274
Long-term restricted investments	3,146	3,396
Deferred financing fees, net	48,062	54,135
Intangible assets, net	2,602,425	2,632,688
Goodwill	1,834,856	1,834,856
Related party long-term assets	71,323	33,475
Other long-term assets	56,019	71,487

Total assets	$7,303,785	$7,383,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$481,977	$593,174
Accrued interest	70,565	72,453
Current portion of deferred revenue	1,295,653	1,201,346
Current portion of deferred credit on executory contracts	281,071	271,076
Current maturities of long-term debt	25,894	195,815
Related party current liabilities	15,802	15,845

Total current liabilities	2,170,962	2,349,709
Deferred revenue	244,573	273,973
Deferred credit on executory contracts	361,899	508,012
Long-term debt	2,671,770	2,695,856
Long-term related party debt	327,296	325,907
Deferred tax liability	927,120	914,637
Related party long-term liabilities	23,129	24,517
Other long-term liabilities	82,425	82,839

Total liabilities	6,809,174	7,175,450

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001; 50,000,000 authorized at June 30, 2011 and December 31, 2010:
Series A convertible preferred stock; no shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Convertible perpetual preferred stock, series B-1 (liquidation preference of $13 at June 30, 2011 and December 31, 2010); 12,500,000 shares issued and outstanding at June 30, 2011 and December 31, 2010	13	13
Convertible preferred stock, series C junior; no shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock, par value $0.001; 9,000,000,000 shares authorized at June 30, 2011 and December 31, 2010; 3,948,913,078 and 3,933,195,112 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	3,949	3,933
Accumulated other comprehensive income (loss), net of tax	288	(5,861)
Additional paid-in capital	10,449,974	10,420,604
Accumulated deficit	(9,959,613)	(10,211,053)

Total stockholders’ equity	494,611	207,636

Total liabilities and stockholders’ equity	$7,303,785	$7,383,086

SIRIUS XM RADIO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Unaudited Actual

	For the Six Months Ended June 30,

(in thousands)	2011	2010

Cash flows from operating activities:
Net income	$251,440	$56,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135,462	139,495
Non-cash interest expense, net of amortization of premium	19,234	22,294
Provision for doubtful accounts	17,744	15,756
Restructuring, impairments and related costs	—	1,803
Amortization of deferred income related to equity method investment	(1,388)	(2,137)
Loss on extinguishment of debt and credit facilities, net	7,206	34,437
Gain on merger of unconsolidated entities	(83,718)	—
Loss on unconsolidated entity investments, net	6,045	6,065
Loss on disposal of assets	269	(18)
Share-based payment expense	23,591	33,083
Deferred income taxes	2,223	2,633
Other non-cash purchase price adjustments	(134,862)	(120,706)
Distribution from investment in unconsolidated entity	4,849	—
Changes in operating assets and liabilities:
Accounts receivable	3,080	(14,296)
Receivables from distributors	(13,438)	(26,655)
Inventory	(10,399)	2,467
Related party assets	31,076	(701)
Prepaid expenses and other current assets	(20,871)	10,245
Other long-term assets	15,974	10,947
Accounts payable and accrued expenses	(101,552)	(76,144)
Accrued interest	(1,888)	(4,796)
Deferred revenue	63,649	105,004
Related party liabilities	(42)	(54,978)
Other long-term liabilities	(194)	319

Net cash provided by operating activities	213,490	140,987

Cash flows from investing activities:
Additions to property and equipment	(75,298)	(169,313)
Sale of restricted and other investments	—	9,454
Release of restricted investments	250	—
Return of capital from investment in unconsolidated entity	10,117	—

Net cash used in investing activities	(64,931)	(159,859)

Cash flows from financing activities:
Proceeds from exercise of stock options	6,921	—
Long-term borrowings, net of costs	—	637,406
Related party long-term borrowings, net of costs	—	147,094
Payment of premiums on redemption of debt	(5,020)	(24,065)
Repayment of long-term borrowings	(208,824)	(810,977)
Repayment of related party long-term borrowings	—	(55,221)

Net cash used in financing activities	(206,923)	(105,763)

Net decrease in cash and cash equivalents	(58,364)	(124,635)
Cash and cash equivalents at beginning of period	586,691	383,489

Cash and cash equivalents at end of period	$528,327	$258,854

Footnotes

(1)	Average self-pay monthly churn represents the monthly average of self-pay deactivations for the quarter divided by the average number of self-pay subscribers for the quarter.

(2)

We measure the percentage of owners and lessees of new vehicles that receive our service and convert to become self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate.” At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. We measure conversion rate three months after the period in which the trial service ends.

(3)

ARPU is derived from total earned subscriber revenue, net advertising revenue and other subscription-related revenue, net of purchase price accounting adjustments, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee. Purchase price accounting adjustments include the recognition of deferred subscriber revenues not recognized in purchase price accounting associated with the Merger. ARPU is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2011	2010	2011	2010

Subscriber revenue (GAAP)	$639,642	$601,630	$1,262,080	$1,181,139
Add: net advertising revenue (GAAP)	18,227	15,797	34,785	30,323
Add: other subscription-related revenue (GAAP)	57,642	56,694	116,173	104,641
Add: purchase price accounting adjustments	1,125	3,986	3,034	8,952

	$716,636	$678,107	$1,416,072	$1,325,055

Daily weighted average number of subscribers	20,715,630	19,139,926	20,475,720	18,962,580

ARPU	$11.53	$11.81	$11.53	$11.65

(4)

Subscriber acquisition cost, per gross subscriber addition (or SAC, per gross subscriber addition) is derived from subscriber acquisition costs and margins from the direct sale of radios and accessories, excluding purchase price accounting adjustments, divided by the number of gross subscriber additions for the period. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit of amortization of deferred credits on executory contracts recognized at the Merger date attributable to an OEM. SAC, per gross subscriber addition, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2011	2010	2011	2010

Subscriber acquisition costs (GAAP)	$105,162	$110,383	$210,432	$199,762
Less: margin from direct sales of radios and accessories (GAAP)	(9,421)	(10,715)	(18,883)	(17,078)
Add: purchase price accounting adjustments	21,810	20,300	43,466	37,966

	$117,551	$119,968	$235,015	$220,650

Gross subscriber additions	2,179,348	2,020,507	4,231,715	3,741,355

SAC, per gross subscriber addition	$54	$59	$56	$59

(5)

Customer service and billing expenses, per average subscriber, is derived from total customer service and billing expenses, excluding share-based payment expense and purchase price accounting adjustments associated with the Merger, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful given the significant variation in expense that can result from changes in the fair market value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit associated with incremental share-based payment arrangements recognized at the Merger date. Customer service and billing expenses, per average subscriber, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2011	2010	2011	2010

Customer service and billing expenses (GAAP)	$62,592	$58,414	$128,429	$114,625
Less: share-based payment expense, net of purchase price accounting adjustments	(308)	(729)	(675)	(1,457)
Add: purchase price accounting adjustments	—	78	18	172

	$62,284	$57,763	$127,772	$113,340

Daily weighted average number of subscribers	20,715,630	19,139,926	20,475,720	18,962,580

Customer service and billing expenses, per average subscriber	$1.00	$1.01	$1.04	$1.00

(6)	Free cash flow is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2011	2010	2011	2010

Net cash provided by operating activities	$195,381	$178,675	$213,490	$140,987
Additions to property and equipment	(40,315)	(70,348)	(75,298)	(169,313)
Restricted and other investment activity	10,367	4	10,367	9,454

Free cash flow	$165,433	$108,331	$148,559	$(18,872)

(7)

EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; taxes expense and depreciation and amortization. We adjust EBITDA to remove the impact of other income and expense, loss on extinguishment of debt as well as certain other charges discussed below. This measure is one of the primary Non-GAAP financial measures on which we (i) evaluate the performance of our businesses, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial performance measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the Merger, (ii) goodwill impairment, (iii) restructuring, impairments, and related costs, (iv) depreciation and amortization and (v) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our physical plant, capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our results and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use current and projected adjusted EBITDA to estimate our current and prospective enterprise value and to make investment decisions. Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We believe the exclusion of restructuring, impairments and related costs is useful given the nature of these expenses. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including share-based payment expense and certain purchase price accounting for the Merger. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our consolidated statements of operations. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2011	2010	2011	2010

Net income (GAAP):	$173,319	$15,272	$251,440	$56,870
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	2,938	5,799	6,660	12,578
Operating expenses	(68,623)	(64,857)	(136,595)	(127,467)
Share-based payment expense, net of purchase price accounting adjustments	10,735	16,704	23,772	34,887
Depreciation and amortization (GAAP)	67,062	69,230	135,462	139,495
Restructuring, impairments and related costs	—	1,803	—	1,803
Interest expense, net of amounts capitalized (GAAP)	76,196	76,802	154,414	154,670
Loss on extinguishment of debt and credit facilities, net (GAAP)	1,212	31,987	7,206	34,437
Interest and investment (income) loss (GAAP)	(80,182)	(378)	(78,298)	2,892
Other (income) loss (GAAP)	(183)	485	(1,799)	(728)
Income tax expense (GAAP)	2,620	1,466	4,192	2,633

Adjusted EBITDA	$185,094	$154,313	$366,454	$312,070

(8)	The following tables reconcile our actual revenues and operating expenses to our adjusted revenues and operating expenses for the three and six months ended June 30, 2011 and 2010:

	Unaudited For the Three Months Ended June 30, 2011

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$639,642	$1,125	$—	$640,767
Advertising revenue, net of agency fees	18,227	—	—	18,227
Equipment revenue	17,022	—	—	17,022
Other revenue	69,506	1,813	—	71,319

Total revenue	$744,397	$2,938	$—	$747,335

Operating expenses
Cost of services:
Revenue share and royalties	116,741	31,134	—	147,875
Programming and content	67,399	11,787	(960)	78,226
Customer service and billing	62,592	—	(308)	62,284
Satellite and transmission	18,998	74	(565)	18,507
Cost of equipment	7,601	—	—	7,601
Subscriber acquisition costs	105,162	21,810	—	126,972
Sales and marketing	51,442	3,818	(1,614)	53,646
Engineering, design and development	13,939	—	(974)	12,965
General and administrative	60,479	—	(6,314)	54,165
Depreciation and amortization (a)	67,062	—	—	67,062
Restructuring, impairments and related costs	—	—	—	—
Share-based payment expense (b)	—	—	10,735	10,735

Total operating expenses	$571,415	$68,623	$—	$640,038

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended June 30, 2011 was $15,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$960	$—	$—	$960
Customer service and billing	308	—	—	308
Satellite and transmission	565	—	—	565
Sales and marketing	1,614	—	—	1,614
Engineering, design and development	974	—	—	974
General and administrative	6,314	—	—	6,314

Total share-based payment expense	$10,735	$—	$—	$10,735

	Unaudited For the Three Months Ended June 30, 2010

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$601,630	$3,986	$—	$605,616
Advertising revenue, net of agency fees	15,797	—	—	15,797
Equipment revenue	18,520	—	—	18,520
Other revenue	63,814	1,813	—	65,627

Total revenue	$699,761	$5,799	$—	$705,560

Operating expenses
Cost of services:
Revenue share and royalties	107,901	26,417	—	134,318
Programming and content	72,019	13,702	(1,790)	83,931
Customer service and billing	58,414	78	(729)	57,763
Satellite and transmission	19,982	303	(1,050)	19,235
Cost of equipment	7,805	—	—	7,805
Subscriber acquisition costs	110,383	20,300	—	130,683
Sales and marketing	56,177	3,661	(2,762)	57,076
Engineering, design and development	11,247	148	(1,760)	9,635
General and administrative	59,166	248	(8,613)	50,801
Depreciation and amortization (a)	69,230	—	—	69,230
Restructuring, impairments and related costs	1,803	—	—	1,803
Share-based payment expense (b)	—	—	16,704	16,704

Total operating expenses	$574,127	$64,857	$—	$638,984

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended June 30, 2010 was $17,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$1,662	$128	$—	$1,790
Customer service and billing	651	78	—	729
Satellite and transmission	968	82	—	1,050
Sales and marketing	2,643	119	—	2,762
Engineering, design and development	1,612	148	—	1,760
General and administrative	8,365	248	—	8,613

Total share-based payment expense	$15,901	$803	$—	$16,704

	Unaudited For the Six Months Ended June 30, 2011

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$1,262,080	$3,034	$—	$1,265,114
Advertising revenue, net of agency fees	34,785	—	—	34,785
Equipment revenue	32,889	—	—	32,889
Other revenue	138,482	3,626	—	142,108

Total revenue	$1,468,236	$6,660	$—	$1,474,896

Operating expenses
Cost of services:
Revenue share and royalties	223,670	61,067	—	284,737
Programming and content	140,358	24,611	(3,470)	161,499
Customer service and billing	128,429	18	(675)	127,772
Satellite and transmission	37,558	313	(1,132)	36,739
Cost of equipment	14,006	—	—	14,006
Subscriber acquisition costs	210,432	43,466	—	253,898
Sales and marketing	99,261	7,030	(3,489)	102,802
Engineering, design and development	25,074	31	(2,117)	22,988
General and administrative	116,831	59	(12,889)	104,001
Depreciation and amortization (a)	135,462	—	—	135,462
Restructuring, impairments and related costs	—	—	—	—
Share-based payment expense (b)	—	—	23,772	23,772

Total operating expenses	$1,131,081	$136,595	$—	$1,267,676

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the six months ended June 30, 2011 was $30,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$3,443	$27	$—	$3,470
Customer service and billing	657	18	—	675
Satellite and transmission	1,113	19	—	1,132
Sales and marketing	3,462	27	—	3,489
Engineering, design and development	2,086	31	—	2,117
General and administrative	12,830	59	—	12,889

Total share-based payment expense	$23,591	$181	$—	$23,772

	Unaudited For the Six Months Ended June 30, 2010

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$1,181,139	$8,952	$—	$1,190,091
Advertising revenue, net of agency fees	30,323	—	—	30,323
Equipment revenue	32,802	—	—	32,802
Other revenue	119,280	3,626	—	122,906

Total revenue	$1,363,544	$12,578	$—	$1,376,122

Operating expenses
Cost of services:
Revenue share and royalties	206,085	51,772	—	257,857
Programming and content	150,452	28,850	(4,900)	174,402
Customer service and billing	114,625	172	(1,457)	113,340
Satellite and transmission	40,100	626	(2,104)	38,622
Cost of equipment	15,724	—	—	15,724
Subscriber acquisition costs	199,762	37,966	—	237,728
Sales and marketing	105,294	7,186	(5,462)	107,018
Engineering, design and development	22,684	334	(3,556)	19,462
General and administrative	116,746	561	(17,408)	99,899
Depreciation and amortization (a)	139,495	—	—	139,495
Restructuring, impairments and related costs	1,803	—	—	1,803
Share-based payment expense (b)	—	—	34,887	34,887

Total operating expenses	$1,112,770	$127,467	$—	$1,240,237

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the six months ended June 30, 2010 was $36,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$4,612	$288	$—	$4,900
Customer service and billing	1,285	172	—	1,457
Satellite and transmission	1,919	185	—	2,104
Sales and marketing	5,198	264	—	5,462
Engineering, design and development	3,222	334	—	3,556
General and administrative	16,847	561	—	17,408

Total share-based payment expense	$33,083	$1,804	$—	$34,887

####

About Sirius XM Radio
Sirius XM Radio is America’s satellite radio company. SiriusXM broadcasts more than 135 satellite radio channels of commercial-free music, and premier sports, news, talk, entertainment, traffic, weather, and data services to over 21 million subscribers. SiriusXM offers an array of content from many of the biggest names in entertainment, as well as from professional sports leagues, major colleges, and national news and talk providers.

SiriusXM programming is available on more than 800 devices, including pre-installed and after-market radios in cars, trucks, boats and aircraft, smartphones and mobile devices, and consumer electronics products for homes and offices. SiriusXM programming is also available at siriusxm.com, and on Apple, BlackBerry and Android-powered mobile devices.

SiriusXM has arrangements with every major automaker and its radio products are available for sale at shop.siriusxm.com as well as retail locations nationwide.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: our competitive position versus other forms of audio and video entertainment; our ability to retain subscribers and maintain our average monthly revenue per subscriber; our dependence upon automakers and other third parties; the first quarter tragedy in Japan, which may have certain adverse effects on automakers, radio manufacturers and other third parties; our substantial indebtedness; and the useful life of our satellites, which, in most cases, are not insured. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2010, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

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E - SIRI

Contact Information for Investors and Financial Media:

Investors:

Hooper Stevens
212 901 6718
hooper.stevens@siriusxm.com

Media:

Patrick Reilly
212 901 6646

patrick.reilly@siriusxm.com